Exhibit 99.1

For Immediate Release

April 26, 2012

For More Information

Trisha Voltz Carlson

SVP, Investor Relations Manager

504.299.5208

trisha.carlson@hancockbank.com

Hancock reports first quarter 2012 financial results

GULFPORT, Miss. (April 26, 2012) — Hancock Holding Company (Nasdaq: HBHC) (the “Company” or “Hancock”) today announced financial results for the first quarter of 2012. Operating income for the first quarter of 2012 was $40.5 million or $.47 per diluted common share compared to $45.1 million, or $.53, and $16.4 million, or $.44, in the fourth and first quarters of 2011, respectively. Operating income is defined as net income excluding tax-effected merger costs and securities transactions gains or losses. Included in the financial tables is a reconciliation of net income to operating income.

Hancock’s return on average assets, excluding merger-related expenses and securities transactions, was 0.85% for the first quarter of 2012, compared to 0.93% in the fourth quarter of 2011, and 0.81% in the first quarter a year ago.

Net income for the first quarter of 2012 was $18.5 million, or $.21 per diluted common share, compared to $19.0 million, or $.22, and $15.3 million, or $.41, respectively, in the fourth and first quarters of 2011. Included in pre-tax earnings for the first quarter of 2012 were $33.9 million of merger-related costs. Pre-tax merger costs for the fourth quarter of 2011 totaled $40.2 million. Merger costs in the first quarter of 2011 were $1.6 million.

The Company’s pre-tax, pre-provision profit for the first quarter of 2012 was $69.2 million compared to $76.5 million in the fourth quarter of 2011 and $32.4 million in the first quarter of 2011. Pre-tax pre-provision profit is total revenue (TE) less non-interest expense and excludes merger-related costs and securities transactions. Included in the financial tables is a reconciliation of net income to pre-tax, pre-provision profit.

“We are happy to report that we successfully completed the core systems conversion in mid-March and the operational integration of Whitney is now finished,” said Hancock’s President and Chief Executive Officer Carl J. Chaney. “With the conversion behind us and the fundamentals of the combined company still strong, we are completely focused on achieving the remaining merger efficiencies and growing these two well-known Gulf South brands. While the first quarter’s results are down from last quarter, they are basically in line with our expectations and for the most part reflect the typical beginning of the year seasonality for both balance sheet and operating expense.”

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Hancock reports first quarter 2012 financial results

April 26, 2012

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On June 4, 2011, Hancock completed its acquisition of Whitney Holding Corporation (“Whitney”) headquartered in New Orleans, Louisiana. The impact of the acquisition is reflected in the Company’s financial information from the acquisition date. Under purchase accounting, the Whitney balance sheet was recorded at fair value at acquisition date.

Highlights & Key Operating Items from Hancock’s First Quarter Results

Total assets at March 31, 2012, were $19.3 billion, compared to $19.8 billion at December 31, 2011.

Loans

Total loans at March 31, 2012 were $11.1 billion, a slight decrease of $47 million, or less than 1%, from December 31, 2011. Adjusting for the $38 million decline in the FDIC covered Peoples First portfolio during the first quarter, total loans were virtually unchanged from year-end 2011.

During the first quarter seasonal payoffs on commercial and industrial (C&I) credits were offset by growth in construction and land development loans, residential mortgage and consumer loans. Commercial real estate loans continued to decline reflecting ongoing payoffs and scheduled repayments within that portfolio and limited opportunities for new project financing in today’s environment. Over $500 million of new loans were funded in markets throughout the company’s footprint from both existing and new customers.

For the first quarter of 2012, average total loans were $11.2 billion, an increase of $50 million, compared to the fourth quarter of 2011.

Deposits

Total deposits at March 31, 2012 were $15.4 billion, down $281 million, or 2%, from December 31, 2011. Average deposits for the first quarter of 2012 were $15.3 billion, virtually unchanged from the fourth quarter of 2011.

Noninterest-bearing demand deposits (DDAs) totaled $5.2 billion at March 31, 2012, down $273 million, or 5%, compared to December 31, 2011. Approximately $240 million of DDAs were converted to low-cost interest-bearing transaction deposits during the core systems conversion in order to best match the existing product benefits offered. Interest-bearing transaction deposits increased $385 million during the first quarter of 2012. DDAs comprised 34% of total period-end deposits at March 31, 2012, compared to 35% at year-end 2011.

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Interest bearing public fund deposits totaled $1.5 billion at March 31, 2012, down $76 million, or 5%, from December 31, 2011 reflecting the seasonal nature of these types of deposits.

Time deposits (CDs) totaled $2.5 billion at March 31, 2012, down $316 million compared to $2.9 billion at December 31, 2011. Included in the decline is approximately $125 million from the anticipated runoff in the Peoples First time deposit portfolio. During the first quarter, approximately $963 million of time deposits matured at an average rate of 1.19%, of which approximately 60% renewed at an average cost of .32%. There are approximately $1.2 billion of CDs scheduled to mature within the next two quarters at an average rate of 92 basis points. In the current low rate environment management continues to expect customers will be motivated to hold funds in no or low-cost transaction accounts until rates begin to rise.

Asset Quality

The Company’s allowance for loan losses was $142.3 million at March 31, 2012, compared to $124.9 million at December 31, 2011. The ratio of the allowance for loan losses to period-end loans was 1.28% at March 31, 2012, compared to 1.12% at December 31, 2011. Most of the increase in the allowance was related to the Peoples First portfolio which is covered under FDIC loss-sharing agreements.

During the first quarter of 2012, the Company recorded a $32.6 million increase in the allowance for losses related to impairment of certain pools of covered loans, with a related increase of $30.9 million in the Company’s FDIC loss share indemnification asset. The net impact on provision expense was only $1.6 million.

Hancock recorded a total provision for loan losses for the first quarter of 2012 of $10.0 million, down from $11.5 million in the fourth quarter of 2011. As noted above, the first quarter total provision included $1.6 million, net, related to the Peoples First portfolio, compared to $1.3 million for the fourth quarter of 2011. The provision for non-covered loans declined to $8.4 million in the first quarter of 2012 from $10.2 million in the fourth quarter of 2011.

Net charge-offs from the non-covered loan portfolio in the first quarter of 2012 were $7.1 million, or .25% of average total loans on an annualized basis. This compares to net non-covered loan charge-offs of $11.3 million, or .40% of average total loans, for the fourth quarter of 2011.

The allowance calculated on the portion of the loan portfolio that excludes covered loans and loans acquired at fair value in the Whitney merger totaled $84.6 million, or 1.55% of this portfolio at March 31, 2012 and $83.2 million, or 1.70% at December 31, 2011. This ratio will tend to decline as the proportion of this portfolio representing new business from Whitney’s operations grows, other factors held constant.

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Non-performing assets (NPAs) totaled $288 million at March 31, 2012, compared to $277 million at year-end 2011. Non-performing assets as a percent of total loans and foreclosed assets was 2.55% at March 31, 2012, compared to 2.44% at December 31, 2011. The overall increase in NPAs reflects the movement to non-accrual status of a few legacy Hancock credits, primarily commercial real estate located in Louisiana, that were previously categorized as potential problems. Non-performing loans exclude loans from Whitney’s and Peoples First’s acquired credit-impaired loan portfolios that were recorded at estimated fair value at acquisition and are accreting interest income.

Additional asset quality metrics for the acquired (Whitney), covered (Peoples First) and originated (Hancock legacy plus Whitney non-acquired loans) portfolios are included in the financial tables.

Net Interest Income

Net interest income (TE) for the first quarter of 2012 was $179.2 million, compared to $181.3 million in the fourth quarter of 2011. The majority of the decline is due to the impact from one less calendar day in the first quarter of 2012.

Average earning assets were $16.2 billion in the first quarter of 2012 compared to $16.4 billion in the fourth quarter of 2011.

The net interest margin (TE) was 4.43% for the first quarter of 2012, compared to 4.39% for the fourth quarter of 2011. The impact of net purchase accounting adjustments for the Whitney transaction contributed approximately 43bps and 37bps, respectively, to the net interest margins for the first quarter of 2012 and fourth quarter of 2011.

The margin continued to be favorably impacted by a shift in funding sources and a decline in funding costs (6bps), offset by a decline in loan portfolio yields (12bps). Management expects the net interest margin will remain relatively stable over the next couple of quarters.

Non-interest Income

Non-interest income totaled $61.5 million for the first quarter of 2012 compared to $60.6 million in the fourth quarter of 2011.

The restrictions on debit card interchange fees mandated by the Durbin amendment were not applied to transactions of Hancock Bank customers during the first quarter of 2012 as previously anticipated. Management currently expects these restrictions to become effective with the third quarter of 2012, resulting in a $2 million per quarter loss of fee income. Beginning in the second quarter of 2012, the Company began offering products and services designed to offset approximately 40% of the total anticipated fee income loss.

Trust fees totaled $8.7 million for the first quarter of 2012, up $1.3 million from the fourth quarter of 2011. Much of the increase is a one-time event associated with the trust systems conversion at year-end 2011. The remainder of the increase reflects the impact of new client business.

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Insurance fees were $3.5 million for the first quarter, down $.8 million linked-quarter. The decline reflects the loss of income related to the sale of Magna Insurance Company on December 29, 2011. The sale also eliminated a similar amount of noninterest expense during the first quarter of 2012.

Linked-quarter increases in investment and annuity fees, ATM fees and secondary mortgage income reflect the impact of increased activity.

Non-interest Expense & Taxes

Operating expense for the first quarter of 2012 totaled $171.6 million, up $6.1 million from the fourth quarter of 2011. Operating expense excludes merger-related expenses. Amortization of intangibles totaled $8.3 million during the first quarter, a $1.1 million increase from the fourth quarter of 2011. The increase reflects purchase accounting valuation adjustments made on certain intangible assets at year-end 2011.

Total personnel expense was $91.9 million in the first quarter of 2012, an increase of $3.4 million from the fourth quarter of 2011. The linked-quarter increase is primarily due to an increase in benefit expense. Approximately $2.0 million of the increase is related to the normal higher level of payroll taxes at the beginning of each year. A revised healthcare plan for the combined company added approximately $.8 million linked-quarter to benefit expense. An additional $.6 million of benefit expense during the first quarter reflected the impact of annual retirement plan revaluations noted in the fourth quarter of 2011.

Other operating expense totaled $51.1 million, up $1.1 million during the first quarter of 2012. The increase primarily reflects $2.3 million of increased ORE expense.

Merger-related expenses for the first quarter of 2012 totaled $33.9 million pre-tax. Merger-related expenses incurred to-date total approximately $121 million. Management expects to book the remainder of the merger expenses for the Whitney transaction during the second quarter of 2012. Total merger expenses for the Whitney transaction are expected to approximate $125 million.

Additional merger-related cost savings were not expected during the first quarter of 2012. Management expects additional cost savings will be generated beginning in the second quarter of 2012 as a result of completing the core systems conversion and closing branches at the end of the first quarter. Management expects total noninterest expense for the fourth quarter of 2012, excluding amortization of intangibles, to be in the range of $149 million to $153 million. The range assumes continued realization of targeted merger-related cost savings, a modest level of normal annual expense growth as well as costs associated with new strategic initiatives.

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Hancock reports first quarter 2012 financial results

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The effective income tax rate for the first quarter of 2012 was 17%. The effective income tax rate on operating income (net income adjusted for tax-effected merger costs and securities gains or losses) was 28% for the first quarter. Management expects the full year 2012 reported tax rate to approximate 24%. The effective income tax rate continues to be less than the statutory rate of 35%, due primarily to tax-exempt income and tax credits.

Capital

Common shareholders’ equity totaled $2.4 billion at March 31, 2012. The Company remained well-capitalized and improved its tangible common equity ratio to 8.27% at March 31, 2012 from 7.96% at December 31, 2011. Additional capital ratios are included in the financial tables.

Conference Call

Management will host a conference call for analysts and investors at 9:00 a.m. Central Time Friday, April 27, 2012 to review the results. A live listen-only webcast of the call will be available under the Investor Relations section of Hancock’s website at www.hancockbank.com.

To participate in the Q&A portion of the call, dial (877) 564-1219 or (973) 638-3429. An audio archive of the conference call will be available under the Investor Relations section of Hancock’s website. A replay of the call will also be available through May 4, 2012, by dialing (855) 859-2056 or (404) 537-3406, passcode 68568490.

About Hancock Holding Company

Hancock Holding Company, the parent company of Hancock Bank and Whitney Bank, operates a combined total of almost 260 full-service bank branches and more than 350 ATMs across a Gulf south corridor comprising South Mississippi; southern and central Alabama; southern Louisiana; the northern, central, and Panhandle regions of Florida; and Houston, Texas.

The Hancock Holding Company family of financial services companies also includes Hancock Investment Services, Inc.; Hancock Insurance Agency and Whitney Insurance Agency, Inc.; and corporate trust offices in Gulfport and Jackson, Miss., New Orleans and Baton Rouge, La., and Orlando, Fla.; and Harrison Finance Company.

Additional information is available at www.hancockbank.com and www.whitneybank.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and we intend such forward-looking statements to be covered by the safe harbor provisions therein and are including this statement for purposes of invoking these safe-harbor provisions. Forward-looking statements provide projections of results of operations or of financial condition or state other forward-looking information, such as expectations about future conditions and descriptions of plans and strategies for the future.

Forward-looking statements that we may make include, but may not be limited to, comments with respect to loan growth, deposit trends, credit quality trends, net interest margin trends, future expense levels (including merger costs and cost synergies), projected tax rates, economic conditions in our markets, future profitability, purchase accounting impacts such as accretion levels, and the financial impact of regulatory requirements such as the Durbin amendment.

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Hancock’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Although Hancock believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from those expressed in Hancock’s forward-looking statements include, but are not limited to, those risk factors outlined in Hancock’s public filings with the Securities and Exchange Commission, which are available at the SEC’s internet site (http://www.sec.gov).

You are cautioned not to place undue reliance on these forward-looking statements. Hancock does not intend, and undertakes no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

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Hancock Holding Company	- Add 7 -
Financial Highlights
(amounts in thousands, except per share data and FTE headcount)
(unaudited)

	Three Months Ended
	3/31/2012	12/31/2011	3/31/2011
Per Common Share Data

Earnings per share:
Basic	$0.22	$0.22	$0.41
Diluted	$0.21	$0.22	$0.41
Operating earnings per share: (a)
Basic	$0.48	$0.53	$0.44
Diluted	$0.47	$0.53	$0.44
Cash dividends per share	$0.24	$0.24	$0.24
Book value per share (period-end)	$28.02	$27.95	$24.52
Tangible book value per share (period-end)	$17.99	$17.76	$22.79
Weighted average number of shares:
Basic	84,741	84,696	37,333
Diluted	85,442	85,332	37,521
Period-end number of shares	84,770	84,705	43,139
Market data:
High sales price	$36.73	$33.72	$35.68
Low sales price	$31.56	$25.38	$30.67
Period end closing price	$35.51	$31.97	$32.84
Trading volume	32,423	41,091	25,942

Other Period-end Data

FTE headcount	4,752	4,745	2,299
Tangible common equity	$1,524,985	$1,504,671	$983,160
Tier I capital	$1,513,485	$1,506,218	$981,439
Goodwill and indefinite lived assets	$647,216	$651,162	$61,631
Amortizing intangibles	$202,772	$211,075	$12,591

Performance Ratios

Return on average assets	0.39%	0.39%	0.75%
Return on average assets (operating) (a)	0.85%	0.93%	0.81%
Return on average common equity	3.13%	3.11%	7.07%
Return on average common equity (operating) (a)	6.86%	7.39%	7.56%
Tangible common equity ratio	8.27%	7.96%	11.94%
Earning asset yield (TE)	4.81%	4.83%	4.87%
Total cost of funds	0.38%	0.44%	0.90%
Net interest margin (TE)	4.43%	4.39%	3.97%
Noninterest expense as a percent of total revenue (TE) before amortization of purchased intangibles and securities transactions and merger expenses	67.81%	65.39%	68.21%
Allowance for loan losses as a percent of period-end loans	1.28%	1.12%	1.95%
Allowance for loan losses to non-performing loans + accruing loans 90 days past due	105.37%	101.00%	77.87%
Average loan/deposit ratio	73.10%	72.80%	72.38%
Noninterest income excluding securities transactions as a percent of total revenue (TE)	25.54%	25.05%	32.93%

(a)	Excludes tax-effected merger related expenses and securities transactions. Management believes that this is a useful financial measure because it enables investors to assess ongoing operations.

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Hancock Holding Company	- Add 8 -
Financial Highlights
(amounts in thousands)
(unaudited)

	Three Months Ended
	3/31/2012	12/31/2011	3/31/2011
Asset Quality Information

Non-accrual loans (b)	$111,378	$99,128	$100,718
Restructured loans (c)	19,926	18,145	19,757

Total non-performing loans	131,304	117,273	120,475
ORE and foreclosed assets	156,332	159,751	41,380

Total non-performing assets	$287,636	$277,024	$161,855

Non-performing assets as a percent of loans, ORE and foreclosed assets	2.55%	2.44%	3.32%
Accruing loans 90 days past due (b)	$3,780	$5,880	$691
Accruing loans 90 days past due as a percent of loans	0.03%	0.05%	0.01%
Non-performing assets + accruing loans 90 days past due to loans, ORE and foreclosed assets	2.58%	2.50%	3.33%

Net charge-offs - non-covered	$7,054	$11,298	$6,442
Net charge-offs - covered	16,429	11,100	375
Net charge-offs - non-covered as a percent of average loans	0.25%	0.40%	0.53%

Allowance for loan losses	$142,337	$124,881	$94,356
Allowance for loan losses as a percent of period-end loans	1.28%	1.12%	1.95%
Allowance for loan losses to non-performing loans + accruing loans 90 days past due	105.37%	101.00%	77.87%

Provision for loan losses	$10,015	$11,512	$8,822

Allowance for Loan Losses

Beginning Balance	$124,881	$118,113	$81,997
Provision for loan losses before FDIC benefit - covered loans	32,552	18,990	10,899
Benefit attributable to FDIC loss share agreement	(30,924)	(17,654)	(10,354)
Provision for loan losses - non-covered loans	8,387	10,176	8,277

Net provision for loan losses	10,015	11,512	8,822

Increase in indemnification asset	30,924	17,654	10,354
Charge-offs - non-covered	13,186	22,561	8,704
Charge-offs - covered	16,429	11,100	375
Recoveries - non-covered	(6,132)	(11,263)	(2,262)

Net charge-offs	23,483	22,398	6,817

Ending Balance	$142,337	$124,881	$94,356

Net Charge-off Information

Net charge-offs - non-covered:
Commercial/real estate loans	$4,278	$7,903	$4,180
Residential mortgage loans	721	799	371
Consumer loans	2,055	2,596	1,891

Total net charge-offs - non-covered	$7,054	$11,298	$6,442

Average loans:
Commercial/real estate loans	$8,017,691	$7,989,294	$3,099,303
Residential mortgage loans	1,549,131	1,492,347	653,150
Consumer loans	1,626,052	1,660,547	1,135,296

Total average loans	$11,192,874	$11,142,188	$4,887,749

Net charge-offs - non-covered to average loans:
Commercial/real estate loans	0.21%	0.39%	0.55%
Residential mortgage loans	0.19%	0.21%	0.23%
Consumer loans	0.51%	0.62%	0.68%

Total net charge-offs - non-covered to average loans	0.25%	0.40%	0.53%

(b)	Non-accrual loans and accruing loans past due 90 days or more do not include acquired credit-impaired loans which were written down to fair value upon acquisition and accrete interest income over the remaining life of the loan.
(c)	Included in restructured loans are $5.2 million, $4.1 million and $10.3 million in non-accrual loans at 3/31/12, 12/31/2011 and 3/31/2011, respectively. Total excludes acquired credit-impaired loans.

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Hancock Holding Company	- Add 9 -
Financial Highlights
(amounts in thousands)
(unaudited)

	Three Months Ended
	3/31/2012	12/31/2011	3/31/2011
Income Statement

Interest income	$191,716	$196,500	$82,533
Interest income (TE)	194,665	199,453	85,405
Interest expense	15,428	18,131	15,769

Net interest income (TE)	179,237	181,322	69,636
Provision for loan losses	10,015	11,512	8,822
Noninterest income excluding securities transactions	61,494	60,592	34,183
Securities transactions gains/(losses)	12	(20)	(51)
Noninterest expense	205,463	205,610	73,019

Income before income taxes	22,316	21,819	19,055
Income tax expense	3,821	2,854	3,727

Net income	$18,495	$18,965	$15,328

Merger-related expenses	33,913	40,202	1,588
Securities transactions gains/(losses)	12	(20)	(51)
Taxes on adjustments	11,865	14,078	574

Operating income (d)	$40,531	$45,109	$16,393

Difference between interest income and interest income (TE)	$2,949	$2,953	$2,872
Provision for loan losses	10,015	11,512	8,822
Merger-related expenses	33,913	40,202	1,588
Less securities transactions gains/(losses)	12	(20)	(51)
Income tax expense	3,821	2,854	3,727

Pre-tax, pre-provision profit (PTPP) (e)	$69,181	$76,506	$32,388

Noninterest Income and Noninterest Expense

Service charges on deposit accounts	$16,274	$16,520	$9,544
Trust fees	8,738	7,433	3,991
Bank card fees	8,464	8,338	3,510
Insurance fees	3,477	4,290	3,249
Investment & annuity fees	4,415	3,974	3,133
ATM fees	4,334	3,904	2,731
Secondary mortgage market operations	4,002	3,564	1,567
Accretion of indemnification asset	3,000	3,165	3,044
Other income	8,790	9,404	3,414

Noninterest income excluding securities transactions	$61,494	$60,592	$34,183
Securities transactions gains/(losses)	12	(20)	(51)

Total noninterest income including securities transactions	$61,506	$60,572	$34,132

Personnel expense	$91,871	$88,485	$37,824
Occupancy expense (net)	14,401	14,398	5,911
Equipment expense	5,877	5,333	2,809
Other operating expense	51,097	49,973	24,273
Amortization of intangibles	8,304	7,219	614
Merger-related expenses	33,913	40,202	1,588

Total noninterest expense	$205,463	$205,610	$73,019

(d)	Net income less tax-effected merger costs and securities gains/losses. Management believes that this is a useful financial measure because it enables investors to assess ongoing operations.
(e)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense, merger items, and securities transactions. Management believes that PTPP profit is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.

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Hancock Holding Company	- Add 10 -
Financial Highlights
(amounts in thousands)
(unaudited)

	Three Months Ended
	3/31/2012	12/31/2011	3/31/2011
Period-end Balance Sheet

Commercial non-real estate loans	$3,754,592	$3,800,230	$1,057,312
Construction and land development loans	1,285,214	1,263,005	623,343
Commercial real estate loans	2,952,569	2,998,923	1,408,710
Residential mortgage loans	1,511,349	1,507,498	630,092
Consumer loans	1,626,549	1,607,370	1,121,518

Total loans	11,130,273	11,177,026	4,840,975

Loans held for sale	42,484	72,378	7,468
Securities	4,393,845	4,496,900	1,593,511
Short-term investments	1,008,505	1,184,419	759,644

Earning assets	16,575,107	16,930,723	7,201,598

Allowance for loan losses	(142,337)	(124,881)	(94,356)
Other assets	2,858,327	2,968,254	1,203,792

Total assets	$19,291,097	$19,774,096	$8,311,034

Noninterest bearing deposits	$5,242,973	$5,516,336	$1,186,852
Interest bearing transaction deposits	6,105,288	5,720,235	2,051,805
Interest bearing public fund deposits	1,543,867	1,620,261	1,208,334
Time deposits	2,540,639	2,856,747	2,250,319

Total interest bearing deposits	10,189,794	10,197,243	5,510,458

Total deposits	15,432,767	15,713,579	6,697,310
Other borrowed funds	1,210,561	1,398,344	426,644
Other liabilities	272,566	295,010	129,381
Common shareholders’ equity	2,375,203	2,367,163	1,057,699

Total liabilities & common equity	$19,291,097	$19,774,096	$8,311,034

Capital Ratios

Common shareholders’ equity	$2,375,203	$2,367,163	$1,057,699
Tier 1 capital	1,513,485	1,506,218	981,439
Tangible common equity ratio	8.27%	7.96%	11.94%
Common equity (period-end) as a percent of total assets (period-end)	12.31%	11.97%	12.73%
Leverage (Tier 1) ratio	8.31%	8.17%	12.02%
Tier 1 risk-based capital ratio (f)	11.70%	11.48%	17.04%
Total risk-based capital ratio (f)	13.96%	13.59%	18.30%

(f) = estimated for most recent period end

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Hancock Holding Company	- Add 11 -
Financial Highlights
(amounts in thousands)
(unaudited)

	Three Months Ended
	3/31/2012	12/31/2011	3/31/2011
Average Balance Sheet

Commercial non-real estate loans	$3,780,412	$3,806,858	$1,052,835
Construction and land development loans	1,267,192	1,259,063	638,028
Commercial real estate loans	2,970,087	2,923,373	1,408,440
Residential mortgage loans	1,549,131	1,492,347	653,150
Consumer loans	1,626,052	1,660,547	1,135,296

Total loans	11,192,874	11,142,188	4,887,749

Securities (g)	4,194,483	4,224,492	1,444,872
Short-term investments	852,843	1,062,857	742,761

Earning assets	16,240,200	16,429,537	7,075,382

Allowance for loan losses	(125,072)	(118,245)	(82,758)
Other assets	3,078,392	3,020,087	1,244,747

Total assets	$19,193,520	$19,331,379	$8,237,371

Noninterest bearing deposits	$5,359,504	$5,231,197	$1,144,469
Interest bearing transaction deposits	5,735,308	5,710,749	2,029,706
Interest bearing Public Fund deposits	1,531,110	1,344,422	1,227,723
Time deposits	2,686,590	3,019,195	2,350,572

Total interest bearing deposits	9,953,008	10,074,366	5,608,001

Total deposits	15,312,512	15,305,563	6,752,470
Other borrowed funds	1,237,849	1,322,237	501,028
Other liabilities	268,255	280,655	104,035
Common shareholders’ equity	2,374,904	2,422,924	879,838

Total liabilities & common equity	$19,193,520	$19,331,379	$8,237,371

(g)	Average securities does not include unrealized holding gains/losses on available for sale securities.

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Hancock Holding Company	- Add 12 -
Financial Highlights
(amounts in thousands)
(unaudited)

Supplemental Asset Quality Information (excluding covered assets and acquired loans) [h]	3/31/2012	12/31/2011	3/31/2011
Non-accrual loans (i) (j)	$100,192	$79,164	$56,654
Restructured loans	19,926	18,145	19,757

Total non-performing loans	120,118	97,309	76,411
ORE and foreclosed assets (k)	107,804	115,769	18,559

Total non-performing assets	$227,922	$213,078	$94,970

Non-performing assets as a percent of loans, ORE and foreclosed assets	4.10%	4.26%	2.33%
Accruing loans 90 days past due	$2,524	$4,871	$691
Accruing loans 90 days past due as a percent of loans	0.05%	0.10%	0.02%
Non-performing assets + accruing loans 90 days past due to loans, ORE and foreclosed assets	4.15%	4.36%	2.34%
Allowance for loan losses (l)	$84,578	$83,246	$83,160
Allowance for loan losses as a percent of period-end loans	1.55%	1.70%	2.05%
Allowance for loan losses to nonperforming loans + accruing loans 90 days past due	68.96%	81.47%	107.86%

(h)	Covered and acquired loans are considered to be performing due to the application of the accretion method under acquisition accounting. Acquired loans are recorded at fair value with no allowance brought forward in accordance with acquisition accounting. Certain acquired loans and foreclosed assets are also covered under FDIC loss sharing agreements, which provide considerable protection against credit risk. Due to the protection of loss sharing agreements and impact of acquisition accounting, management has excluded acquired loans and covered assets from this table to provide for improved comparability to prior periods and better perspective into asset quality trends.
(i)	Excludes acquired covered loans not accounted for under the accretion method of $9,377, $18,846, and $44,064.
(j)	Excludes non-covered acquired loans at fair value not accounted for under the accretion method of $1,809, $1,118 and $0 .
(k)	Excludes covered foreclosed assets of $48,528, $43,982, and $22,821.

On June 4, 2011, Hancock acquired $90,843 of foreclosed assets in the Whitney merger.

(l)	Excludes allowance for loan losses recorded on covered acquired loans of $57,759, $41,634 and $11,196.

	12/31/2011
	Originated Loans	Acquired Loans (m)	Covered Loans (n)	Total
Commercial non-real estate loans	$1,525,409	$2,236,758	$38,063	$3,800,230
Construction and land development loans	540,806	603,371	118,828	1,263,005
Commercial real estate loans	1,259,757	1,656,515	82,651	2,998,923
Residential mortgage loans	487,147	734,669	285,682	1,507,498
Consumer loans	1,074,611	386,540	146,219	1,607,370

Total loans	$4,887,730	$5,617,853	$671,443	$11,177,026

Change in loan balance from previous quarter	$355,713	($229,865)	($50,388)	$75,460

	3/31/2012
	Originated Loans	Acquired Loans (m)	Covered Loans (n)	Total
Commercial non-real estate loans	$1,666,845	$2,045,474	$42,273	$3,754,592
Construction and land development loans	639,217	524,570	121,427	1,285,214
Commercial real estate loans	1,396,466	1,495,280	60,823	2,952,569
Residential mortgage loans	564,218	671,275	275,856	1,511,349
Consumer loans	1,184,261	308,883	133,405	1,626,549

Total loans	$5,451,007	$5,045,482	$633,784	$11,130,273

Change in loan balance from previous quarter	$563,277	($572,371)	($37,659)	($46,753)

(m)	Loans which have been acquired and no allowance brought forward in accordance with acquisition accounting.
(n)	Loans which are covered by loss sharing agreements with the FDIC providing considerable protection against credit risk.

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Hancock Holding Company	- Add 13 -
Average Balance and Net Interest Margin Summary
(amounts in thousands)
(unaudited)

	Three Months Ended
	3/31/2012			12/31/2011			3/31/2011
	Interest	Volume	Rate	Interest	Volume	Rate	Interest	Volume	Rate

Average Earning Assets
Commercial & real estate loans (TE)	$112,509	$8,017,691	5.64%	$116,800	$7,989,294	5.80%	$40,267	$3,099,303	5.26%
Residential mortgage loans	26,422	1,549,131	6.82%	26,128	1,492,347	7.00%	10,824	653,150	6.63%
Consumer loans	28,562	1,626,052	7.05%	29,194	1,660,547	6.98%	19,175	1,135,296	6.70%
Loan fees & late charges	799	—	0.00%	753	—	0.00%	(59)	—	0.00%

Total loans (TE)	168,292	11,192,874	6.04%	172,875	11,142,188	6.16%	70,207	4,887,749	5.81%

US treasury securities	2	149	4.67%	6	2,460	0.95%	12	10,798	0.47%
US agency securities	1,262	219,287	2.30%	1,539	258,051	2.39%	771	172,116	1.79%
CMOs	6,783	1,361,132	1.99%	5,478	1,118,398	1.96%	3,018	351,224	3.44%
Mortgage backed securities	14,406	2,321,704	2.48%	15,163	2,526,939	2.40%	8,172	713,783	4.58%
Municipals (TE)	3,267	284,113	4.60%	3,358	297,648	4.51%	2,678	178,904	5.99%
Other securities	126	8,098	6.21%	351	20,996	6.68%	248	18,047	5.50%

Total securities (TE) (o)	25,846	4,194,483	2.46%	25,895	4,224,492	2.45%	14,899	1,444,872	4.12%

Total short-term investments	527	852,843	0.25%	683	1,062,857	0.25%	299	742,761	0.16%

Average earning assets yield (TE)	$194,665	$16,240,200	4.81%	$199,453	$16,429,537	4.83%	$85,405	$7,075,382	4.87%
Interest-bearing Liabilities
Interest-bearing transaction deposits	2,267	5,735,308	0.16%	2,644	5,710,749	0.18%	1,596	2,029,706	0.32%
Time deposits	6,803	2,686,590	1.02%	9,303	3,019,195	1.22%	10,821	2,350,572	1.87%
Public Funds	1,192	1,531,110	0.31%	1,027	1,344,422	0.30%	1,593	1,227,723	0.53%

Total interest bearing deposits	$10,262	$9,953,008	0.41%	$12,974	$10,074,366	0.51%	$14,010	$5,608,001	1.01%

Total borrowings	5,165	1,237,849	1.68%	5,157	1,322,237	1.55%	1,759	501,028	1.42%

Total interest bearing liabilities cost	$15,427	$11,190,857	0.55%	$18,131	$11,396,603	0.63%	$15,769	$6,109,029	1.05%

Net interest-free funding sources		5,049,344			5,032,934			966,353

Total Cost of Funds	$15,427	$16,240,201	0.38%	$18,131	$16,429,537	0.44%	$15,769	$7,075,382	0.90%

Net Interest Spread (TE)	$179,238		4.26%	$181,322		4.20%	$69,636		3.82%

Net Interest Margin (TE)	$179,238	$16,240,201	4.43%	$181,322	$16,429,537	4.39%	$69,636	$7,075,382	3.97%

(o)	Average securities does not include unrealized holding gains/losses on available for sale securities.